TUPPER JONSSON & YEADON
                         BARRISTERS & SOLICITORS
             AN ASSOCIATION OF LAWYERS AND LAW CORPORATIONS

CARL R. JONSSON*      LEE S. TUPPER*            1710 - 1177 WEST HASTINGS STREET
GLENN R. YEADON*      PAMELA JOE                         VANCOUVER, B.C., CANADA
DAVID A. AUSTIN                                                          V6E 2L3
                                                             Tel: (604) 683-9262
* denotes a Personal Law Corporation                         Fax: (604) 681-0139
                                             E-mail: jonsson@securitieslaw.bc.ca

REPLY ATTENTION OF: Carl R. Jonsson
OUR FILE:           3662-1

February 7, 2001

Securities and Exchange Commission
Office of International Corporate Finance
450 - 5th Street N.W.
Washington, D.C., U.S.A. 20549-0404

Attention:   Mr. Frank Green

Dear Sirs:

Re:   Withdrawal Request
      Earthworks Industries Inc. ("Company")
      Form 20-F filed December 1, 2000
      File No. 000-30960

The Company hereby requests withdrawal of the above designated original Form 20-F. The Company has not had sufficient time, since receiving your Comments letter dated January 11, 2001, to fully respond. The Company will prepare and submit a new 20-F filing which will respond to the comments contained in your letter dated January 11, 2001.

Yours truly,
TUPPER JONSSON & YEADON

/s/ Carl R. Jonsson

Per:
         Carl R. Jonsson
CRJ:lrh

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                            TUPPER JONSSON & YEADON

                           BARRISTERS & SOLICITORS
             AN ASSOCIATION OF LAWYERS AND LAW CORPORATIONS

CARL R. JONSSON*     LEE S. TUPPER*             1710 - 1177 WEST HASTINGS STREET
GLENN R. YEADON*     PAMELA JOE                          VANCOUVER, B.C., CANADA
DAVID A. AUSTIN                                                          V6E 2L3
                                                             Tel: (604) 683-9262
* denotes a Personal Law Corporation                         Fax: (604) 681-0139
                                             E-mail: jonsson@securitieslaw.bc.ca

REPLY ATTENTION OF: Carl R. Jonsson
OUR FILE:           3662-1

February 7, 2001

Securities and Exchange Commission
Office of International Corporate Finance
450 - 5th Street N.W.
Washington, D.C., U.S.A. 20549-0404

Attention:   Mr. Frank Green

Dear Sirs:

Re:   Withdrawal Request
      Earthworks Industries Inc. ("Company")
      Form 20-F filed October 4, 2000
      File No. 0-30960

As the Company's Form 20-F was filed October 4, 2000 - and new Form 20-F disclosure requirements became effective September 30, 2000 - the Company hereby requests withdrawal of its original Form 20-F. The Company will prepare and submit a new filing which is prepared in compliance with the disclosure requirements required by the revised Form 20-F.

Yours truly,
TUPPER JONSSON & YEADON

 /s/ Carl R. Jonsson
Per:
   Carl R. Jonsson


CRJ:lrh



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